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                                  EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 28, 2000, accompanying the consolidated financial statements and schedules of Countrywide Credit Industries, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended February 28, 2000, which is incorporated by reference in this Registration Statement on Form S-8 (the "Registration Statement"). We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Los Angeles, California
September 28, 2000

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          1 Pursuant to Rule 457(h) of the Securities Act of 1933, estimated solely for the purpose of calculating the registration fee.

          2 The Deferred Compensation Obligations are unsecured obligations of Countrywide Credit Industries, Inc. to pay deferred compensation in accordance with the terms of the Countrywide Credit Industries, Inc. Amended and Restated Deferred Compensation Plan.

          Note: In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Countrywide Credit Industries, Inc. Amended and Restated Deferred Compensation Plan.